                                                                     EXHIBIT 5.1

November 29, 2001

Xicor, Inc.
1511 Buckeye Drive
Milpitas, California 95035

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about November 29, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, of shares of Common Stock, to be sold by certain stockholders listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by such stockholders in the manner set forth in the Registration Statement.

        It is our opinion that such shares, if sold by such stockholders in the manner set forth in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

        We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the internal laws of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                      Very truly yours,

                                      /s/ WILSON SONSINI GOODRICH & ROSATI
                                      Wilson Sonsini Goodrich & Rosati
                                      Professional Corporation